EXHIBIT 99.4
CONSENT OF LEHMAN BROTHERS
     We hereby consent to the use of our opinion letter dated February 6, 2007 to the Board of Directors of Radian Group Inc. (the “Company”) attached as Annex C to the Company’s Joint Proxy Statement on Form S-4 (the “Prospectus”) and to the references to our firm in the Prospectus under the headings “Summary — Radian’s Financial Advisor has provided an Opinion to the Radian Board of Directors as to the Fairness of the Exchange Ratio from a Financial Point of View to Radian Stockholders,” “Merger Proposal to be Considered at the Annual Meetings of MGIC and Radian — Background of the Merger,” “Merger Proposal to be Considered at the Annual Meetings of MGIC and Radian — Radian’s Reasons for the Merger; Recommendation of Radian’s Board of Directors,” “Opinions of Financial Advisors — Opinion of Radian’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

LEHMAN BROTHERS INC.
By:	/s/ Lehman Brothers Inc.

New York, New York
April 5, 2007